 As filed with the Securities and Exchange Commission on August 9, 1994
                                          Registration No. 33-__________
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                          Pogo Producing Company
          (Exact name of registrant as specified in its charter)


      Delaware                                 74-1659398
(State or other jurisdiction of            (I.R.S. Employer
incorporation or organization)             Identification No.)

5 Greenway Plaza, Suite 2700
   Houston, Texas                                 77046
(Address of Principal Executive Offices)        (Zip Code)


          1989 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
                         OF POGO PRODUCING COMPANY
           (AS AMENDED AND RESTATED EFFECTIVE JANUARY 25, 1994)
                        (Full title of the plan)

                             Gerald A. Morton
                         Associate General Counsel
                          Pogo Producing Company
                       5 Greenway Plaza, Suite 2700
                           Houston, Texas 77046
                  (Name and address of agent for service)

                              (713) 297-5000
      (Telephone number, including area code, of agent  for service)
                        CALCULATION OF REGISTRATION FEE

 Title of         Amount        Proposed        Proposed     Amount of
securities to     to be         maximum         maximum     registration
be registered  be registered(1) offering       aggregate        fee
                                price per       offering
                                share(2)         price

Common Stock,
par value $1     1,000,000
per share          shares        $20.875       $20,875,000   $7,198

(1) This Registration Statement also covers such indeterminable additional number of shares as may become deliverable as a result of any future adjustments in accordance with the terms of the 1989 Incentive and Nonqualified Stock Option Plan (As amended and restated effective January 25, 1994).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) using the average of the high and low prices reported on the New York Stock Exchange Composite Transaction Tape on August 3, 1994.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents which have been filed by Pogo Producing Company (the "Company" or the "Registrant") with the Securities and Exchange Commission are incorporated herein by reference:

     (a)  The Registrant's Annual Report on Form 10-K filed pursuant to
     Section 13 of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1993;

     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above; and

     (c) The description of the Registrant's common stock contained in the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as the same has been amended through the date hereof, and as the same may be further amended from time to time.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.   Description of Securities.

          Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

          Certain legal matters in connection with the shares of Common Stock offered hereby are being passed upon for the Company by Gerald A. Morton, an employee and Associate General Counsel of the Company. Such opinion has been filed as an exhibit to this Registration Statement.

Item 6.   Indemnification of Officers and Directors.

          Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

          The By-laws of the Registrant contain the following provisions:

                                ARTICLE VII
                              Indemnification

       Section 1.     Right to Indemnification.

       The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation.

       Section 2.     Prepayment of Expenses.

       The Corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in his capacity as a director or officer (except with regard to service to an employee benefit plan or non-profit organizations) in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

       Section 3.     Claims.

       If a claim for indemnification or payment of expenses under this Article is not paid in full within ninety days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

       Section 4.     Non-Exclusivity of Rights.

       The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

       Section 5.     Amendment or Repeal.

       Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

       The Registrant has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned Bylaw provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

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

       See "Item 9. Undertakings" for information concerning the position of the Securities and Exchange Commission regarding indemnification provisions.


Item 7.     Exemption from Registration Claimed.

       Not Applicable.


Item 8.     Exhibits.

*4-(a) Restated Certificate of Incorporation of Registrant (Form 10-K, December 31, 1987, SEC File No. 0-5468, Exhibit 3(a)).
*4-(b) By-laws of Registrant, as amended and restated through July 24, 1990 (Form 10-K, December 31, 1991, SEC File No. 0-5468,
         Exhibit 3(b)).
*4-(c) 1989 Incentive and Nonqualified Stock Option Plan (As Amended and Restated Effective January 25, 1994) (Schedule 14A, March 22, 1994, SEC File No. 0-5468, Exhibit 99).
 4-(d) Certificate of Designations of Series A Junior Participating Preferred Stock.
 5       Opinion of Gerald A. Morton, Associate General Counsel of the
         Registrant.
 23-(a)  Consent of Arthur Andersen & Co.
 23-(b)  Consent of Ryder Scott Company Petroleum Engineers.
 23-(c)  Consent of Gerald A. Morton (contained in his opinion filed as
         Exhibit 5).
 24      Powers of Attorney.


*   Incorporated by reference.


Item 17.    Undertakings.

  (a)  The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 9th day of August, 1994.

                                POGO PRODUCING COMPANY
                                (Registrant)

                                By:  /s/ PAUL G. VAN WAGENEN

                                     Paul G. Van Wagenen
                                     (Chairman of the Board,
                                     President and Chief
                                     Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 9, 1994.

  Signature                          Title


  /s/    PAUL G. VAN WAGENEN      Chairman of the Board, President
         Paul G. Van Wagenen        and Chief Executive Officer
                                  (Principal Executive Officer and
                                             Director)


  /s/    D. STEPHEN SLACK         Senior Vice President -- Finance, Chief
         D. Stephen Slack           Financial Officer and Treasurer
                                   (Principal Financial Officer and
                                             Director)


  /s/    THOMAS E. HART             Vice President and Controller
         Thomas E. Hart            (Principal Accounting Officer)


  /s/    TOBIN ARMSTRONG*                     Director
         Tobin Armstrong



  /s/    JACK S. BLANTON*                     Director
         Jack S. Blanton


  /s/    W. M. BRUMLEY, JR.*                  Director
         W. M. Brumley, Jr.


  /s/   JOHN B. CARTER, JR.*                  Director
        John B. Carter, Jr.


  /s/   WILLIAM L. FISHER*                    Director
        William L. Fisher*


  /s/   WILLIAM E. GIPSON*                    Director
        William E. Gipson

  /s/   GERRIT W. GONG*                       Director
        Gerrit W. Gong


  /s/   J. STUART HUNT*                       Director
        J. Stuart Hunt


  /s/   FREDERICK A. KLINGENSTEIN*            Director
        Frederick A. Klingenstein


  /s/   NICHOLAS R. PETRY*                    Director
        Nicholas R. Petry


  /s/   JACK A. VICKERS*                      Director
        Jack A. Vickers


*By             THOMAS  E. HART
     (Thomas E. Hart, Attorney-in-Fact)

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